Exhibit 99.1

FOR:    WEBCO INDUSTRIES, INC.
                                                          CONTACT:     Dana S. Weber
                                                                                    President and Chief Operating Officer
                                                                                    (918) 241-1040
                                                                            Mike Howard
                                                                                    Chief Financial Officer
                                                                                    (918) 241-1094
                                                                                    E-Mail: invrel@webcoindustries.com

For Immediate Release

WEBCO INDUSTRIES, INC. REPORTS FISCAL 2003 THIRD QUARTER EARNINGS

            TULSA, Oklahoma, May 30, 2003 – Webco Industries, Inc. (AMEX: WEB) today reported financial results for its third quarter of fiscal year 2003, which ended April 30, 2003.

        The Company reported income from continuing operations of $67,000 for its fiscal 2003 third quarter, or $0.01 per diluted share, compared to $559,000, or $0.08 per diluted share, for the same quarter in fiscal year 2002.  Net sales for the third quarter of fiscal 2003 were $44,704,000, an 11.3 percent increase over the $40,151,000 reported in net sales for the same quarter last year.

        The Company’s operations in the current quarter were impacted by the previously disclosed two-week outage of its largest weld mill at its Sand Springs, Oklahoma, facility as well as very high natural gas costs during the first two months of the quarter.  The quarter was also impacted by softness in demand that coincided with the commencement of the war in Iraq.  The Company continued to aggressively pursue new revenue opportunities in spite of the soft demand, which in the current environment had a negative impact on gross profit percentage during the quarter.  Operating inefficiencies at the Oil City, Pennsylvania, facility also adversely affected earnings for the quarter but, like the mill outage in Sand Springs, should not affect the fourth quarter of 2003.

        Income from continuing operations for the first nine months of fiscal year 2003 was $1,901,000, or $0.27 per diluted share, compared to $2,343,000, or $0.33 per diluted share, in the same nine-month period of fiscal 2002, which included a one-time after-tax litigation award to the Company of $980,000, or $0.14 per diluted share.  The current nine-month period includes an after-tax insurance recovery to the Company of $176,000 or $0.02 per diluted share, from a fire at the Company’s Oil City, Pennsylvania, facility dating back to January 2001, which has been recorded as a reduction in S,G&A expenses.  Net sales for the first nine months of fiscal 2003 were $132,155,000, increasing 11.8 percent over the $118,189,000 reported for the same nine-month period in fiscal 2002.  Increasing volume from the expanded Oil City, Pennsylvania, facility accounted for more than half of the revenue increase.

        F. William Weber, Webco’s Chairman and Chief Executive Officer, commented: “We anticipated a reduction in our operating results this quarter as a result of the previously disclosed mill outage at our Sand Springs, Oklahoma, facility and higher natural gas prices, however a number of additional issues further reduced our earnings during the quarter. We have been fighting margin compression due to excess supply in our industry and carbon steel raw material price volatility that continues to present us with an exceptionally challenging environment.  During this quarter, we experienced sluggish demand for a number of our products that coincided with the commencement of the war in Iraq which, when combined with the other factors noted above, drove margins even lower in the current quarter.  We mitigated the slowing demand by pursuing new sales opportunities and increasing production later in the quarter, although at a lower incremental margin.  The combination of the above factors resulted in only earning $0.01 in diluted earnings per share, which is less than we expected in our previous release.  Despite these issues, we have continued to be profitable and believe that the results for the fourth quarter will improve.”

        Mr. Weber continued, “Webco’s strategic focus is the same now as it has been for the past several years.  We continue to identify niche product opportunities where we can utilize our investments in information and manufacturing technology to dominate and create above-average returns over the long-term.  During the recent softness in the economy, we have continued to make significant technology investments and develop our revenue base in selected niches, which will benefit the Company when a stronger business environment returns.  While our earnings this quarter are not at a level that we find acceptable, we are pleased that we are profitable, despite the current business environment, and we continue to create a solid foundation from which to operate when the economy improves.”

        Mr. Weber continued, "The production problems that we experienced during this quarter should not affect the fourth quarter of fiscal 2003.  Natural gas and electricity prices continue to be at levels that are greater than historical averages, but are no longer at the levels we experienced during this past quarter.  We anticipate continued margin pressure during the fourth quarter, although we believe that the raw material environment will improve in the next six months since replacement costs for certain raw materials are trending downward.  Assuming the demand and pricing environment for our products goes as expected, our net income estimate for the full fiscal year 2003 is from $0.31 to $0.35 per diluted share on revenues of $174 to $178 million.  We expect net income for the fourth quarter of fiscal year 2003 to be in the range of $0.04 to $0.08 per diluted share on revenues between $42 and $46 million.  We have lowered our estimates as a result of anticipated continued softness in demand for certain products during the fourth quarter. ”

        Gross profit for the third quarter of fiscal 2003 was $3,324,000, or 7.4 percent of net sales, compared to $5,234,000, or 13.0 percent of net sales, for the third quarter of fiscal 2002. Gross profit for the first nine months of fiscal 2003 was $14,333,000, or 10.8 percent of net sales, compared to $14,342,000, or 12.1 percent of net sales, in the same nine-month period in fiscal 2002. The current quarter’s gross profit is reflective of the recent softness in demand for certain products along with higher carbon steel raw material prices.  The current quarter gross profit also reflects the impact of the mill outage in Sand Springs, Oklahoma, and higher natural gas prices.  Excess capacity and over-supply conditions continue to cause industry-wide pricing pressure on most of the Company’s products.

        Selling, general and administrative expenses in the third quarter of fiscal 2003 decreased to $2,676,000 from $3,633,000 in the third quarter of fiscal 2002.  The reduction in S,G&A in the current quarter is primarily the result of a reduction in employee incentive payments and executive bonus accruals due to lower than expected financial results and lower legal, selling and bad debt expenses.  S,G&A costs decreased to $9,393,000 in the current nine-month period from $9,730,000 in the same nine-month period in fiscal 2002.  The current nine-month period includes the effect of the insurance recovery, which was netted against S,G&A, along with a reduction in employee incentives and executive bonus accruals which was principally offset by increased costs due to a computer migration project.

        Interest expense in the third quarter of fiscal year 2003 was $535,000 as compared to $694,000 in the same quarter of fiscal year 2002.  For the first nine months of fiscal 2003, interest expense was $1,718,000, down from $2,391,000 in the same nine-month period of 2002.  The decline in interest expense for both periods is a result of lower interest rates.  Average borrowings under the Company’s senior debt facility during the current quarter were $42.7 million with an average interest rate of 4.3 percent, up $3.2 million and down 1.3 percent, respectively, from the same quarter of fiscal year 2002.  For the current nine month period, average borrowings were $42.0 million with an average interest rate of 4.7 percent, down $1.1million and 1.4 percent, respectively, from the same period last year.  The Company’s total debt is up $3.0 million from July 31, 2002, primarily due to increased inventory levels.

        The effective income tax rate for the current quarter and nine-month period of fiscal 2003 was 41.0 percent, compared with 38.4 percent, in the prior year periods.  The higher effective tax rates in the fiscal 2003 periods resulted from the Company cashing in two key-man, whole life insurance policies during the second quarter of fiscal 2003 and realizing a taxable gain on the transaction. While the effective income tax rate for the full 2003 fiscal year is expected to be approximately 41.0 percent, the effective tax rate on future years’ income should return to the historical average of approximately 38.0 percent.

        During the third quarter of fiscal year 2002, the Company sold the assets of its QuikWater Division.  The Company treated the sale of this segment as a discontinued operation, and as a result, all historical QuikWater results are aggregated, net of tax, in the income statement as discontinued operations. The after-tax loss of $773,000 from discontinued operations in the third quarter of fiscal year 2002 includes the historical operating results of QuikWater, a pre-tax, non-cash loss on the sale of the assets of $834,000 and related transaction costs including severance, legal and accounting of $80,000.  After charges for discontinued operations in the third quarter of fiscal year 2002, there was a net loss of $214,000, or $0.03 per diluted share.  Because there were no charges for discontinued operations in the current quarter or in the first nine-months of fiscal year 2003, net income and income from continuing operations are the same at $67,000, or $0.01 per diluted share, and $1,901,000, or $0.27 per diluted share, respectively.

        Capital spending for the third quarter of fiscal 2003 amounted to $506,000 compared to $1,263,000 in the same quarter of fiscal year 2002.  Capital spending for the first nine months of fiscal year 2003 was $2,352,000, and is expected to be in the range of $3.0 million to $4.0 million for the entire fiscal year.  Capital spending for the remainder of the year will focus on continued deployment of technology investments for stainless tube-making, development of value-added capabilities for our increased carbon capacity, and normal facility maintenance spending.

        Webco is a manufacturer of high-quality carbon steel and stainless steel tubing products designed to industry and customer specifications.  Webco is also a value-added distributor of these and other metal tubular products.  Webco’s tubing products consist primarily of pressure and specialty tubing for use in durable and capital goods markets. The Company’s long-term strategy involves the pursuit of niche markets within the metal tubing markets through the deployment of leading-edge manufacturing and information technology.  The Company has three production facilities in Oklahoma and Pennsylvania and five distribution facilities in Oklahoma, Texas, Illinois, and Michigan, serving more than 950 customers throughout North America.

Safe harbor for forward-looking statements: Certain statements in this release, including, but not limited to, those preceded by or predicated upon the words “believes”, “anticipates”, “hopeful”, “should”, “expects”, "appears" or “plans”, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied herein.  Those risks include, but are not limited to those described under Part I, Item I: “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2002, which is incorporated herein by reference.

- TABLES FOLLOW -

WEBCO INDUSTRIES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share data) (Unaudited)

   Three Months Ended     April 30,

   Nine Months Ended     April 30,

	2003	2002	2003	2002
Net sales	$ 44,704	$ 40,151	$ 132,155	$ 118,189
Cost of sales	41,380	34,917	117,822	103,847
Gross profit	3,324	5,234	14,333	14,342
Selling, general & administrative	2,676	3,633	9,393	9,730
Litigation award	-	-	-	1,580
Income from operations	648	1,601	4,940	6,192
Interest expense	535	694	1,718	2,391
Income before income taxes	113	907	3,222	3,801
Provision for income taxes	46	348	1,321	1,458
Income from continuing operations	67	559	1,901	2,343

Loss on discontinued operation, net of tax	-	(773)	-	(815)

Net income (loss)	$ 67	$ (214)	$ 1,901	$ 1,528

Net income (loss) per common share - basic:
Continuing operations	$ .01	$ .08	$ .27	$ .33
Discontinued operation	-	(.11)	-	(.12)
Net income	$ .01 ======	$ (.03) ======	$ .27 ======	$ .22 ======

Net income (loss) per common share – diluted:
Continuing operations	$ .01	$ .08	$ .27	$ .33
Discontinued operation	-	(.11)	-	(.12)
Net income	$ .01 ======	$ (.03) ======	$ .27 ======	$ .21 ======

Weighted average common shares outstanding:
Basic	7,082,000 =======	7,079,000 =======	7,082,000 =======	7,076,000 =======
Diluted	7,146,000 =======	7,185,000 =======	7,149,000 =======	7,144,000 =======

WEBCO INDUSTRIES, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEET HIGHLIGHTS (Dollars in thousands) (Unaudited)

	April 30, 2003	July 31, 2002

Accounts receivable	$ 22,499	$ 18,564
Inventories	38,621	34,307
Other current assets	4,531	3,046
Total current assets	65,651	55,917

Net property, plant and equipment	60,453	62,974
Other long term assets	4,066	5,037

Total assets	$ 130,170 ======	$ 123,928 ======

Current liabilities	$ 25,981	$ 26,596
Long-term debt	40,374	37,325
Deferred income tax liability	12,768	10,861

Total equity	51,047	49,146
Total liabilities and equity	$ 130,170 ======	$ 123,928 ======

CASH FLOW DATA (Dollars in thousands) (Unaudited)

   Three Months Ended      April 30,

   Nine Months Ended      April 30,

	2003	2002	2003	2002
Net cash provided by (used in) operating activities	$ 2,113 =====	$ 1,431 =====	$ (4,016) =====	$ 7,733 =====

Depreciation and amortization	$ 1,715 =====	$ 1,834 =====	$ 5,184 =====	$ 5,350 =====

Capital expenditures	$ 506 =====	$ 1,263 =====	$ 2,352 =====	$ 2,419 =====